EXHIBIT 99.1

NETSOL Technologies Reports Fiscal First Quarter 2019 Financial Results

Year-Over-Year Revenue Growth of 27% to $16.4 Million and EPS Increase to $0.08 from $(0.03) in Q1 2018 Driven by Major Contract Wins in China During the Quarter, Providing Catalyst for Fiscal 2019

CALABASAS, Calif., November 13, 2018 – NETSOL Technologies, Inc. (NASDAQ: NTWK), a global business services and enterprise application solutions provider, reported results for the fiscal first quarter ended September 30, 2018.

First Quarter and Recent Operational Highlights

●	Secured a five-year contract valued at roughly $30 million with a European tier-one global auto captive to implement both NFS Ascent™ Retail and Wholesale platforms in China.
●	Secured a multi-million-dollar contract with major American multinational automaker to implement Ascent Retail platform in China.
●	Selected by Speed Leasing to implement LeasePak Cloud™ SaaS platform and mAccount platform, powered by the NFS Digital™ suite.
●	NFS Ascent went live in South Africa, a new market, with a German auto manufacturing giant as part of the ongoing international deployment associated with previously announced 12-country, $110 million contract.
●	Received “First-Rate and Best-Selling Finance and Leasing Solution Provider” award at the China Leasing Summit 2018 for the sixth consecutive year.
●	Commenced data migration project for an existing customer, which is expected to generate approximately $500,000 in additional revenues over the next few months.
●	Established a new subsidiary and set up an additional office in London to support future growth for NFS Ascent in the European market.

Fiscal First Quarter 2019 Financial Results

Total net revenues for the first quarter of fiscal 2019 were $16.4 million, compared with $12.8 million in the prior year period. The increase in total net revenues was primarily due to an increase in total license fees of $5.6 million and an increase of total maintenance fees of $163,000, which were offset by a decrease in total services revenues of $2.2 million.

●	Total license fees were $6.0 million, compared with $370,000 in the prior year period.
●	Total maintenance fees were $3.7 million, compared with $3.6 million in the prior year period.
●	Total services revenues were $6.7 million, compared with $8.9 million in the prior year period.

Gross profit for the first quarter of fiscal 2019 was $8.2 million (or 50.2% of net revenues), compared to $4.8 million (or 37.5% of net revenues) in the first quarter of fiscal 2018. The increase in gross profit as a percentage of net revenues was primarily due to an increase in total revenues of $3.6 million, which was offset by a minor increase in cost of revenues of $152,000.

Operating expenses for the first quarter of fiscal 2019 increased 12% to $6.6 million (or 40.5% of net revenues) from $5.9 million (or 46.3% of net revenues) for the first quarter of fiscal 2018. The increase in operating expenses was primarily due to increases in salaries and wages, research and development and general and administrative expenses, which were offset by decreases in selling and marketing expenses, depreciation, and professional services.

GAAP net income attributable to NETSOL for the first quarter of fiscal 2019 totaled $963,000 or $0.08 per diluted share, an improvement from net loss of $369,000 or $(0.03) per diluted share in the first quarter of fiscal 2018.

Non-GAAP adjusted EBITDA for the first quarter of fiscal 2019 totaled $2.2 million or $0.19 per diluted share, an improvement from $970,000 or $0.09 per diluted share in the first quarter of fiscal 2018 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

At September 30, 2018, cash and cash equivalents were $20.4 million, an increase from $8.6 million at September 30, 2017.

Management Commentary

“In the first quarter we produced solid operational and financial results, building upon the momentum established in the latter half of fiscal 2018,” said NETSOL Co-Founder, Chairman and Chief Executive Officer Najeeb Ghauri. “Most notably, we grew our topline 28% in Q1, which was driven by a major increase in license fees as part of the initial revenue recognition from some major contract wins during the quarter. Moreover, thanks to the inherent leverage in our operating model, we generated impressive gross profit and margin improvement leading to our fourth consecutive quarter of profitability. With the majority of our cost reductions and necessary restructuring now behind us, we’re primed to continue building on this initial quarterly growth as a leaner, more focused organization. Looking ahead, we remain confident in our ability to drive double-digit topline growth through fiscal 2019. At the same time, we remain focused on maintaining our consistent profitability as we scale our business, which should ultimately result in superior returns to our shareholders over the long term.”

Sales Outlook

“While we are executing on the large, multi-year deployments from contracts we’ve recently secured, we are also seeing the pace of new opportunities continue at a level that will allow us to meet or exceed our existing growth forecasts for the fiscal year,” added President and Head of Sales Naeem Ghauri. “Additionally, we have embarked on a number of product-specific innovations that will allow our customers to take their business to even greater heights. More specifically, we are looking at evolving traditional finance products into new areas like ride and car sharing models and are also evaluating and testing emerging technologies like blockchain that have tremendous potential to become an integral part of our future ecosystem.”

Conference Call

NETSOL Technologies management will hold a conference call today (November 13, 2018) at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these financial results. A question and answer session will follow management’s presentation.

U.S. dial-in: 1-877-407-0789

International dial-in: 1-201-689-8562

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcasted live and available for replay here and via the Investor Relations section of NETSOL’s website.

A replay of the conference call will be available after 12:00 p.m. Eastern time on the same day through November 27, 2018.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13683893

About NETSOL Technologies

NETSOL Technologies, Inc. (NASDAQ: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global Leasing and Finance industry. The company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team of approximately 1,350 professionals placed in eight strategically located support and delivery centers throughout the world. NFS, LeasePak, LeaseSoft or NFS Ascent – help companies transform their Finance and Leasing operations, providing a fully automated asset-based finance solution covering the complete leasing and finance lifecycle.

Forward-Looking Statements

Certain statements in this press release are forward-looking in nature, including, but not limited to, expected net revenue and the demand for and sales lifecycle of NFS Ascent and the benefit of certain cost savings undertaken in the past fiscal year, and accordingly, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Use of Non-GAAP Financial Measures

The reconciliation of Adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation of adjusted EBITDA, is included in the financial tables in Schedule 4 of this press release.

Investor Relations Contact:

Matt Glover and Tom Colton

Liolios

949-574-3860

investors@netsoltech.com

NETSOL Technologies, Inc. and Subsidiaries

Schedule 1: Consolidated Balance Sheets

	As of	As of
	September 30, 2018	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$20,435,744	$22,088,853
Accounts receivable, net of allowance of $600,833 and $610,061	7,487,381	12,775,461
Accounts receivable, net - related party	3,039,320	3,374,272
Revenues in excess of billings	13,335,529	14,285,778
Revenues in excess of billings - related party	70,250	-
Convertible note receivable - related party	2,881,500	2,123,500
Other current assets	3,438,861	2,703,032
Total current assets	50,688,585	57,350,896
Revenues in excess of billings, net - long term	-	1,206,669
Property and equipment, net	15,650,128	16,165,491
Long term investment	2,958,692	3,217,162
Other assets	54,936	70,299
Intangible assets, net	11,465,925	12,247,196
Goodwill	9,516,568	9,516,568
Total assets	$90,334,834	$99,774,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,153,778	$7,873,809
Current portion of loans and obligations under capitalized leases	8,433,675	8,595,919
Unearned revenues	4,913,731	5,949,581
Common stock to be issued	88,324	88,324
Total current liabilities	20,589,508	22,507,633
Loans and obligations under capitalized leases; less current maturities	296,680	330,596
Total liabilities	20,886,188	22,838,229
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 500,000 shares authorized;	-	-
Common stock, $.01 par value; 14,500,000 shares authorized; 11,782,360 shares issued and 11,576,507 outstanding as of September 30, 2018 and 11,708,469 shares issued and 11,502,616 outstanding as of June 30, 2018	117,824	117,085
Additional paid-in-capital	126,918,319	126,479,147
Treasury stock (At cost, 205,853 shares and 205,853 shares as of September 30, 2018 and June 30, 2018, respectively)	(1,205,024)	(1,205,024)
Accumulated deficit	(42,827,708)	(37,994,502)
Stock subscription receivable	(221,000)	(221,000)
Other comprehensive loss	(24,649,274)	(24,386,071)
Total NetSol stockholders’ equity	58,133,137	62,789,635
Non-controlling interest	11,315,509	14,146,417
Total stockholders’ equity	69,448,646	76,936,052
Total liabilities and stockholders’ equity	$90,334,834	$99,774,281

NETSOL Technologies, Inc. and Subsidiaries

Schedule 2: Consolidated Statement of Operations

	For the Three Months
	Ended September 30,
	2018	2017
Net Revenues:
License fees	$5,956,113	$326,066
Maintenance fees	3,638,327	3,473,725
Services	6,418,634	7,017,737
License fees - related party	-	44,408
Maintenance fees - related party	101,349	102,963
Services - related party	282,122	1,853,877
Total net revenues	16,396,545	12,818,776

Cost of revenues:
Salaries and consultants	5,020,562	5,464,160
Travel	1,151,997	513,112
Depreciation and amortization	937,604	1,173,113
Other	1,048,324	856,582
Total cost of revenues	8,158,487	8,006,967

Gross profit	8,238,058	4,811,809

Operating expenses:
Selling and marketing	1,701,326	1,711,296
Depreciation and amortization	212,232	245,873
Provision for bad debts	-	-
General and administrative	4,406,720	3,787,558
Research and development cost	318,155	185,085
Total operating expenses	6,638,433	5,929,812

Income (loss) from operations	1,599,625	(1,118,003)

Other income and (expenses)
Gain (loss) on sale of assets	52,294	(7,130)
Interest expense	(99,434)	(118,071)
Interest income	248,964	136,911
Gain on foreign currency exchange transactions	10,912	1,016,362
Share of net loss from equity investment	(299,691)	(67,562)
Other income (expense)	5,379	1,099
Total other income (expenses)	(81,576)	961,609

Net income (loss) before income taxes	1,518,049	(156,394)
Income tax provision	(236,914)	(24,871)
Net income (loss)	1,281,135	(181,265)
Non-controlling interest	(318,546)	(188,233)
Net income (loss) attributable to NetSol	$962,589	$(369,498)

Net income (loss) per share:
Net income (loss) per common share
Basic	$0.08	$(0.03)
Diluted	$0.08	$(0.03)

Weighted average number of shares outstanding
Basic	11,502,616	11,099,113
Diluted	11,507,730	11,099,113

NETSOL Technologies, Inc. and Subsidiaries

Schedule 3: Consolidated Statement of Cash Flows

	For the Three Months
	Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$1,281,135	$(181,265)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,149,836	1,418,986
Share of net loss from investment under equity method	299,691	67,562
(Gain) loss on sale of assets	(52,294)	7,130
Stock based compensation	432,048	439,308
Changes in operating assets and liabilities:
Accounts receivable	5,136,381	(903,730)
Accounts receivable - related party	284,869	(1,251,994)
Revenues in excess of billing	(6,347,196)	(3,230,619)
Revenues in excess of billing - related party	(70,102)	(130)
Other current assets	(571,246)	(478,390)
Accounts payable and accrued expenses	(680,147)	231,645
Unearned revenue	(1,202,420)	(270,743)
Net cash used in operating activities	(339,445)	(4,152,240)

Cash flows from investing activities:
Purchases of property and equipment	(563,413)	(328,163)
Sales of property and equipment	184,032	116,023
Convertible note receivable - related party	(758,000)	(500,000)
Net cash used in investing activities	(1,137,381)	(712,140)

Cash flows from financing activities:
Proceeds from the exercise of stock options and warrants	-	162,385
Proceeds from exercise of subsidiary options	2,650	-
Purchase of treasury stock	-	(500,663)
Proceeds from bank loans	119,895	-
Payments on capital lease obligations and loans - net	(179,237)	(148,707)
Net cash used in financing activities	(56,692)	(486,985)
Effect of exchange rate changes	(119,591)	(266,774)
Net decrease in cash and cash equivalents	(1,653,109)	(5,618,139)
Cash and cash equivalents at beginning of the period	22,088,853	14,172,954
Cash and cash equivalents at end of period	$20,435,744	$8,554,815

NETSOL Technologies, Inc. and Subsidiaries

Schedule 4: Reconciliation to GAAP

	Three Months	Three Months
	Ended	Ended
	September 30, 2018	September 30, 2017

Net Income (loss) before preferred dividend, per GAAP	$962,589	$(369,498)
Non-controlling interest	318,546	188,233
Income taxes	236,914	24,871
Depreciation and amortization	1,149,836	1,418,986
Interest expense	99,434	118,071
Interest (income)	(248,964)	(136,911)
EBITDA	$2,518,355	$1,243,752
Add back:
Non-cash stock-based compensation	432,048	427,809
Adjusted EBITDA, gross	$2,950,403	$1,671,561
Less non-controlling interest (a)	(752,669)	(701,864)
Adjusted EBITDA, net	$2,197,734	$969,697

Weighted Average number of shares outstanding
Basic	11,502,616	11,099,113
Diluted	11,507,730	11,130,824

Basic adjusted EBITDA	$0.19	$0.09
Diluted adjusted EBITDA	$0.19	$0.09

(a)The reconciliation of adjusted EBITDA of non-controlling interest to net income attributable to non-controlling interest is as follows

Net Income attributable to non-controlling interest	$318,546	$188,233
Income Taxes	70,543	10,478
Depreciation and amortization	365,854	467,182
Interest expense	32,690	39,072
Interest (income)	(66,868)	(45,157)
EBITDA	$720,765	$659,808
Add back:
Non-cash stock-based compensation	31,904	42,056
Adjusted EBITDA of non-controlling interest	$752,669	$701,864